Exhibit 10.1

Nortel Networks Corporation
8200 Dixie Road, Suite 100
Brampton, Ontario L6T 5P6

January 10, 2005

Mr. Lynton (Red) Wilson, Chairman of the Board
Nortel Networks Corporation
8200 Dixie Road, Suite 100
Brampton, Ontario L6T 5P6

Dear Red:

     As the core executive leadership team responsible for management of Nortel Networks Corporation (“Nortel” or the “Company”), we are writing to confirm our oral undertakings made in anticipation of Nortel’s forthcoming restatement of financial results.

     We are aware that Nortel’s Audit Committee inquiry has identified improper accounting activities at the Company. While we did not engage in improper conduct ourselves, we share the Board’s deep disappointment in these actions and events — and we are determined to make it clear to our employees, our customers, our investors and others that such activities are unacceptable to us.

     Accordingly, as a matter of corporate leadership and integrity, the Company’s senior management affirms our voluntary, unilateral and unconditional undertakings to do the following: (1) we will pay to Nortel an amount equal to our respective Return to Profitability (“RTP”) bonus paid to us in 2003 (net of taxes deducted at the source) regardless whether the profitability metrics associated with the RTP were met on a restated basis; and (2) we do not intend to accept, and accordingly disclaim, any potential award to us of either the third or fourth tranches of 2003 Restricted Stock Units (regardless whether applicable financial targets for these bonuses were achieved). The specific amount to be paid by each of us, respectively, is set forth on Schedule A attached to this letter; further mechanics associated with this undertaking (and as we have discussed) are set forth on Schedule B attached to this letter.

     It is our hope that our undertakings, along with the actions being taken by the Company to improve internal controls and to affirm Nortel’s commitment to good corporate governance from the top down, will help to restore the Company’s reputation and will promote confidence in Nortel among our employees, our customers, our investors and the general market.

Very truly yours,

/s/ Pascal Debon	/s/ John Giamatteo

Pascal Debon	John Giamatteo

/s/ Malcolm Collins	/s/ Steven Pusey

Malcolm Collins	Steven Pusey

/s/ Brian McFadden	/s/ Chahram Bolouri

Brian McFadden	Chahram Bolouri

/s/ Susan L. Spradley	/s/ Robert Mao

Susan L. Spradley	Robert Mao

/s/ Nicholas DeRoma	/s/ Greg Mumford

Nicholas DeRoma	Greg Mumford

/s/ William Donovan	/s/ Dion Joannou

William Donovan	Dion Joannou

Schedule A

Name	RTP Amounts (Net)
BOLOURI, Chahram	C $891,697
COLLINS, Malcolm	GBP £395,409
DEBON, Pascal	US $1,078,963
DeROMA, Nicholas	C $953,747
DONOVAN, Bill	US $640,271
GIAMATTEO, John	US $259,875
JOANNOU, Dion	US $328,412
MAO, Robert	US $627,500
McFADDEN, Brian	C $899,630
MUMFORD, Greg	C $921,500
PUSEY, Steve	GBP £473,173
SPRADLEY, Sue	US $967,694

Schedule B

1.	I will pay my RTP Amount either in cash through regular or periodic deductions from my payroll deposits or otherwise) or by the surrender to the Company for cancellation, without return of capital, of Nortel Networks Corporation common shares (“NNC Shares”) or any combination of cash or NNC Shares. If I do not pay my first scheduled payment in cash, I will make such first scheduled payment in NNC Shares as provided in paragraph 4 below.

2.	I may pay all or any portion of my RTP Amount in advance of the scheduled payment dates. All pre-payments will be applied against my next succeeding scheduled payment or payments.

3.	I understand that I am only permitted to surrender my NNC Shares during open “Window Periods” under Nortel Networks Corporate Procedure No. 320.28 – Use of Undisclosed Information (“Procedure 320.28”) and only in circumstances when I am otherwise permitted to trade in securities of Nortel in accordance with (i) Procedure No. 320.28, (ii) applicable law, and (ii) any applicable orders of regulatory authorities having jurisdiction. I understand that I am barred from trading in Nortel securities until notified by the Company to the contrary.

4.	Except as otherwise provided below, I shall pay my RTP Amount in six equal scheduled payments on February 15 and August 15 of each year, commencing on February 15, 2005 and ending on August 15,2007. If I choose to make any scheduled payment in NNC Shares, such payment will be made on the first business day of the next “Window Period” immediately following the applicable scheduled payment date rather than on such scheduled payment date. If I choose to make my first scheduled payment using NNC Shares and the trading prohibitions referred to in paragraph 3 above are still in effect, I shall make such payment on the first business day of the first open Window Period immediately following the termination or cessation of all such trading prohibitions, together with any other payments scheduled to be made on such date. I understand that the Company will notify me when there is an open Window Period and I am able to surrender my NNC Shares.

5.	For the purpose of facilitating the voluntary payments of the RTP Amount, unless I have already prepaid the entire RTP Amount under paragraph 2 above or entered into an alternative arrangement contemplated by paragraph 9 below, I will enter into appropriate escrow arrangements as soon as reasonably practicable. I intend to deposit, with an escrow agent, NNC Shares having a value, determined in accordance with paragraph 7 below as of the date of the escrow deposit, of not less than my RTP Amount. The escrow arrangements described in this paragraph 5 will be subject to compliance with all applicable legal requirements and, to the extent necessary, to the receipt of all approvals, consents or orders from governmental or regulatory authorities, which the Company and I will cooperate in obtaining.

6.	Except where I am making my first payment in NNC shares, as contemplated in paragraph 4 above, if I do not make a scheduled payment on a scheduled payment date and have not otherwise pre-paid such amount, I will be deemed to have irrevocably instructed the escrow agent to pay such amount to the Company by delivery of the applicable number of NNC Shares on the first business day of the “Window Period” immediately following such scheduled payment date pursuant to the terms of the escrow arrangements.

7.	If I deliver, or instruct or am deemed to have instructed the escrow agent to deliver on my behalf, NNC Shares to be surrendered for cancellation as payment:

(a)	on any day that is not a business day or before 10:00 a.m. (Toronto time) on any business day, such shares will be valued at the closing price (as reported by the New York Stock Exchange) on the most recent trading day prior to the day of delivery by me of the NNC Shares to the Corporate Secretary of Nortel or to the day that I deliver or am deemed to have delivered the instructions to the escrow agent, as the case may be, for which a closing price has been reported; or

(b)	after 10:00 a.m. (Toronto time) on any business day, such shares will be valued at the closing price (reported by the applicable stock exchange referred to in paragraph 7 (a) above) on such day, or if there is no closing price reported for such day, at the closing price reported for the next succeeding day for which a closing price is reported.

8.	If, after I have paid my RTP Amount in full, any of my NNC Shares remain in escrow, such shares will be returned to me. If, after delivery to the Company of all NNC Shares held in escrow on my behalf pursuant to the escrow arrangements, there remains any portion of my RTP Amount that has not been paid, I will continue to make payments hereunder until my RTP Amount has been paid in full.

9.	As an alternative to the foregoing arrangements, I may arrange with the Company to make all of my payments on a pre-arranged basis using NNC Shares, valued in accordance with paragraph 7 above and deposited pursuant to appropriate escrow arrangements acceptable to the Company, such payments to be made on the first business day of the applicable “Window Period” immediately following the scheduled payment dates referred to in paragraph 4 above.

10.	My undertakings are voluntary, unilateral and unconditional, and I intend that payment of my RTP Amount will survive my departure from Nortel or any of its subsidiaries, for any reason. I do not expect that this voluntary undertaking will survive my death or permanent disability. This attached letter and schedules, together with the applicable escrow arrangements, set forth my undertaking concerning the payment of my RTP Amount.

11.	I will assume responsibility to consult my own tax advisor as to the applicable income or transfer tax consequences to me of the matters addressed in this letter and attached schedule, including surrendering NNC Shares to the Company for cancellation.